Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results for

First Quarter Ended March 31, 2014 and Cash Dividend

MECHANICSBURG, PENNSYLVANIA — May 1, 2014 — Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) today announced results for its quarter ended March 31, 2014 and the declaration of a cash dividend.

For the quarter ended March 31, 2014, net operating revenues increased 1.7% to $762.6 million, compared to $750.0 million for the same quarter, prior year.  The results for the quarter ended March 31, 2014 reflect Medicare changes that became effective on April 1, 2013, including (i) a 2% reduction in Medicare payments that was implemented as part of the automatic reduction in federal spending mandated under the Budget Control Act of 2011 (the “Sequestration Reduction”), and (ii) an increase from 25% to 50% in the multiple procedure payment reduction for therapy services as mandated by the American Taxpayer Relief Act of 2012 (the “MPPR Reduction”).  For the quarter ended March 31, 2014, these changes reduced both net operating revenues and income from operations by approximately $7.6 million for the Sequestration Reduction and $2.1 million for the MPPR Reduction, respectively.  Excluding the impact of these reductions, net operating revenues would have increased 3.0% for the quarter ended March 31, 2014, compared to the same quarter, prior year.  Income from operations was $78.4 million for the quarter ended March 31, 2014, compared to $82.5 million for the same quarter, prior year.  Net income attributable to Select Medical was $33.0 million for the quarter ended March 31, 2014, compared to $34.4 million for the same quarter, prior year.  Net income attributable to Select Medical for the quarter ended March 31, 2014 and 2013 includes losses on early retirement of debt, net of tax, of $1.4 million and $0.9 million, respectively. Net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, equity in earnings (losses) of unconsolidated subsidiaries and other income (expense) (“Adjusted EBITDA”) for the quarter ended March 31, 2014 was $96.8 million, compared to $100.1 million for the same quarter, prior year.  A reconciliation of net income to Adjusted EBITDA is presented in table V of this release.  Excluding the effect of the Sequestration Reduction and MPPR Reduction, Adjusted EBITDA would have increased 6.5%, compared to the same quarter, prior year.  Income per common share for the both the quarters ended March 31, 2014 and 2013 was $0.24 on a fully diluted basis.  Excluding the loss related to the early retirement of debt in each period and their related tax affects, adjusted income per common share was $0.25 per diluted share for both the quarters ended March 31, 2014 and 2013.  A reconciliation of net income per share to adjusted net income per share for both the quarters ended March 31, 2014 and 2013 is presented in table VI of this release.

Specialty Hospitals

For the quarter ended March 31, 2014, net operating revenues for the specialty hospital segment increased 1.2% to $564.6 million, compared to $557.8 million for the same quarter, prior year.  The Sequestration Reduction reduced both net operating revenues and income from operations for the segment by approximately $7.2 million for the quarter ended March 31, 2014.  Excluding the impact of this reduction, net operating revenues would have increased 2.5% for the first quarter ended March 31, 2014, compared to the same quarter, prior year.  Adjusted EBITDA for the specialty hospital segment was $92.2 million for the quarter ended March 31, 2014, compared to $93.3 million for the same quarter, prior year.  Excluding the effect of the Sequestration Reduction, Adjusted EBITDA would have increased 6.5%, compared to the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 16.3% for the quarter ended March 31, 2014, compared to 16.7% for the same quarter, prior year.  Certain specialty hospital key statistics for both the quarters ended March 31, 2014 and 2013 are presented in table IV of this release.

Outpatient Rehabilitation

For the quarter ended March 31, 2014, net operating revenues for the outpatient rehabilitation segment increased 3.0% to $197.9 million, compared to $192.1 million for the same quarter, prior year.  The Sequestration Reduction and MPPR Reduction reduced both net operating revenues and income from operations for the segment by approximately $0.4 million for the Sequestration Reduction and $2.1 million for the MPPR Reduction for the quarter ended March 31, 2014.  Excluding the impact of these reductions, net operating revenues would have increased 4.3% for the quarter ended March 31, 2014, compared to the same quarter, prior year.  In addition, our outpatient rehabilitation segment was adversely affected by the severe winter weather in several of our markets.  Adjusted EBITDA for the segment for the quarter ended March 31, 2014 decreased 8.1% to $21.0 million, compared to $22.8 million for the same quarter, prior year.  Excluding the effect of the Sequestration Reduction and MPPR Reduction, Adjusted EBITDA would have increased 3.1%, compared to the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 10.6% for the quarter ended March 31, 2014, compared to 11.9% for the same quarter, prior year.  Certain outpatient rehabilitation key statistics for both the quarters ended March 31, 2014 and 2013 are presented in table IV of this release.

Stock Repurchase Program

On April 30, 2014, the board of directors of Select Medical authorized an increase of $150.0 million in the capacity of its common stock repurchase program from $350.0 million to $500.0 million and extended the program until December 31, 2016.  Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate.  Select Medical is funding this program with cash on hand and borrowings under its revolving credit facility.  Select Medical repurchased a total of 10,000,000 shares at a total cost of $109.5 million, or $10.95 per share, during the quarter ended March 31, 2014.  Since the inception of the program through March 31, 2014, Select Medical has repurchased 33,606,080 shares at a cost of approximately $283.1 million, or $8.42 per share, which includes transaction costs.

Refinancing

Senior Secured Credit Facilities

On March 4, 2014, Select Medical amended its existing senior secured credit facilities in order to, among other things:

•                  convert the remaining series B term loan to a new term loan tranche, which we refer to as the series D term loan, and lower the interest rate payable on the series D term loan from Adjusted LIBO plus 3.25%, or Alternate Base Rate plus 2.25%, to Adjusted LIBO plus 2.75%, or Alternate Base Rate plus 1.75%;

•                  set the maturity date of the series D term loan at December 20, 2016;

•                  convert the remaining series C term loan to a new term loan tranche, which we refer to as the series E term loan, and lower the interest rate payable on the series E term loan from Adjusted LIBO plus 3.00% (subject to an Adjusted LIBO rate floor of 1.00%), or Alternate Base Rate plus 2.00%, to Adjusted LIBO plus 2.75% (subject to an Adjusted LIBO rate floor of 1.00%), or Alternate Base Rate plus 1.75%;

•                  set the maturity date of the series E term loan at June 1, 2018;

•                  beginning with the quarter ending March 31, 2014, increase the quarterly compliance threshold set forth in the leverage ratio financial maintenance covenant to a level of 5.00 to 1.00 from 4.50 to 1.00;

•                  provide for a prepayment premium of 1.00% if the senior secured credit facilities are amended at any time prior to September 4, 2014 in the case of the series D term loans and March 4, 2015 in the case of the series E term loans and such amendment reduces the yield applicable to such loans; and

•                  amend the definition of “Available Amount” in a manner the effect of which was to increase the amount available for investments, restricted payments and the payment of specified indebtedness.

Senior Notes

On March 11, 2014, Select Medical issued and sold $110.0 million aggregate principal amount of additional 6.375% senior notes due June 1, 2021, at 101.50% of the aggregate principal amount resulting in gross proceeds of $111.7 million.   The notes were issued as Additional Notes under the indenture pursuant to which it previously issued $600.0 million of 6.375% senior notes due June 1, 2021.

Dividends

On April 30, 2014, Select Medical’s board of directors declared a cash dividend of $0.10 per share.  The dividend will be payable on or about May 28, 2014 to stockholders of record as of the close of business on May 16, 2014.

There is no assurance that future dividends will be declared or the timing or amount of any future dividend. The declaration and payment of dividends in the future are at the sole discretion of our board of directors after taking into account various factors, including our financial condition, operating results, available cash and current and anticipated cash needs and applicable restrictions in our debt documents.

Business Outlook

Select Medical is reaffirming its prior business outlook provided in its January 10, 2014 press release for net operating revenues and Adjusted EBITDA. Select Medical continues to expect consolidated net operating revenues for the full year 2014 to be in the range of $3.05 billion to $3.15 billion.  Select Medical continues to expect Adjusted EBITDA for the full year 2014 to be in the range of $365.0 million to $385.0 million.  Select Medical is adjusting its prior business outlook for fully diluted income per common share and providing business outlook for adjusted income per common share for the estimated financial impact from its refinancing and share repurchase activity in the quarter ended March 31, 2014. Select Medical expects adjusted income per common share, which excludes the loss on retirement of debt and its related tax effects in the quarter ended March 31, 2014, for the full year 2014 to be in the range of $0.89 to $0.97. Select Medical now expects fully diluted income per common share for the full year 2014 to be in the range of $0.88 to $0.96.

Conference Call

Select Medical will host a conference call regarding its first quarter results and its business outlook on Friday, May 2, 2014, at 9:00am EDT. The domestic dial-in number for the call is 1-866-515-2912. The international dial-in number is 1-617-399-5126. The passcode for the call is 48419922. The conference call will be webcast simultaneously and can be accessed at Select Medical’s website, www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 11:59pm EDT, May 9, 2014. The replay number is 1-888-286-8010 (domestic) or 1-617-801-6888 (international). The passcode for the replay will be 86296236. The replay can also be accessed at Select Medical’s website, www.selectmedicalholdings.com.

*   *   *   *   *

Select Medical is a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States. As of March 31, 2014, Select Medical operated 110 long term acute care hospitals and 15 acute medical rehabilitation hospitals in 28 states and 1,017 outpatient rehabilitation clinics in 32 states and the District of Columbia. Select Medical also provides medical rehabilitation services on a contracted basis to nursing homes, hospitals, assisted living and senior care centers, schools and work sites. Information about Select Medical is available at www.selectmedical.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                        changes in government reimbursement for our services due to the implementation of healthcare reform legislation, deficit reduction measures, and/or new payment policies (including, for example, the expiration of the moratorium limiting the full application of the 25 Percent Rule that would reduce our Medicare payments for those patients admitted to a long term acute care hospital from a referring hospital in excess of an applicable percentage admissions threshold) may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•                        the impact of the Bipartisan Budget Act of 2013, which establishes new payment limits for Medicare patients who do not meet specified criteria, may result in a reduction in net operating revenues and profitability of our long term acute care hospitals;

•                     the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                     the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                     a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                     acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                     private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;

•                     the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                     shortages in qualified nurses or therapists could increase our operating costs significantly;

•                     competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                     the loss of key members of our management team could significantly disrupt our operations;

•                     the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

•                     other factors discussed from time to time in our filings with the Securities and Exchange Commission, including factors discussed under the heading “Risk Factors” of the annual report on Form 10-K.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I.                Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2013 and 2014

(In thousands, except per share amounts, unaudited)

	2013	2014	% Change

Net operating revenues	$749,955	$762,578	1.7%

Costs and expenses:
Cost of services	624,904	638,764	2.2%
General and administrative	17,398	18,123	4.2%
Bad debt expense	9,321	11,018	18.2%
Depreciation and amortization	15,802	16,229	2.7%

Income from operations	82,530	78,444	(5.0)%

Loss on early retirement of debt	(1,467)	(2,277)	55.2%
Equity in earnings of unconsolidated subsidiaries	1,058	908	(14.2)%
Interest expense	(23,458)	(20,616)	(12.1)%

Income before income taxes	58,663	56,459	(3.8)%

Income tax expense	21,861	22,092	1.1%

Net income	36,802	34,367	(6.6)%

Less: Net income attributable to non-controlling interests	2,384	1,323	(44.5)%

Net income attributable to Select Medical Holdings Corporation	$34,418	$33,044	(4.0)%

Income per common share:
Basic	$0.25	$0.24
Diluted	$0.24	$0.24

Weighted average shares outstanding:
Basic	137,389	135,540
Diluted	137,598	135,953

II.           Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2013	March 31, 2014
Assets

Cash	$4,319	$4,692

Accounts receivable, net	391,319	467,738

Current deferred tax asset	17,624	17,781

Other current assets	41,140	44,288

Total Current Assets	454,402	534,499

Property and equipment, net	509,102	520,194

Goodwill	1,642,633	1,642,857

Other identifiable intangibles	71,907	71,980

Other assets	139,578	146,196

Total Assets	$2,817,622	$2,915,726

Liabilities and Equity

Payables and accruals	$353,959	$366,660

Current portion of long-term debt	17,565	15,435

Total Current Liabilities	371,524	382,095

Long-term debt, net of current portion	1,427,710	1,596,765

Non-current deferred tax liability	96,287	96,502

Other non-current liabilities	91,875	95,090

Total Liabilities	1,987,396	2,170,452

Redeemable non-controlling interests	11,584	11,276

Total equity	818,642	733,998

Total Liabilities and Equity	$2,817,622	$2,915,726

III.  Consolidated Statement of Cash Flows

For the Three Months Ended March 31, 2013 and 2014

(In thousands, unaudited)

	2013	2014
Operating Activities
Net Income	$36,802	$34,367
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	15,802	16,229
Provision for bad debts	9,321	11,018
Equity in earnings of unconsolidated subsidiaries	(1,058)	(908)
Loss from disposal or sale of assets	41	121
Loss on early retirement of debt	1,467	2,277
Non-cash stock compensation expense	1,749	2,155
Amortization of debt discount, premium and issuance costs	2,304	2,051
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	(77,963)	(87,437)
Other current assets	(6,407)	(3,144)
Other assets	(652)	(3,938)
Accounts payable	4,130	4,732
Due to third-party payors	1,897	1,154
Accrued expenses	(20,700)	(13,957)
Income and deferred income taxes	21,293	19,280
Net cash used in operating activities	(11,974)	(16,000)

Investing activities
Purchases of property and equipment	(13,999)	(27,299)
Investment in businesses, net of distributions	(9,977)	(124)
Acquistion of businesses, net of cash acquired	—	(375)
Net cash used in investing activities	(23,976)	(27,798)

Financing activities
Borrowings on revolving credit facility	190,000	285,000
Payments on revolving credit facility	(230,000)	(200,000)
Borrowings on credit facility term loans, net of discount	298,500	—
Payments on credit facility term loans	(3,563)	(33,994)
Issuance of 6.375% senior notes, includes premium	—	111,650
Repurchase of senior floating rate notes	(167,300)	—
Repurchase of 7 5/8% senior subordinated notes	(70,000)	—
Borrowings of other debt	5,826	6,111
Principal payments on other debt	(2,291)	(3,067)
Proceeds from (repayment of) bank overdrafts	(5,629)	5,970
Debt issuance costs	(4,209)	(4,434)
Dividends paid to common stockholders	—	(14,056)
Repurchase of common stock	(9,983)	(109,500)
Proceeds from issuance of common stock	—	1,943
Distributions to non-controlling interests	(1,045)	(1,452)
Net cash provided by financing activities	306	44,171

Net increase (decrease) in cash and cash equivalents	(35,644)	373

Cash and cash equivalents at beginning of period	40,144	4,319
Cash and cash equivalents at end of period	$4,500	$4,692

Supplemental Cash Flow Information
Cash paid for interest	$27,206	$14,407
Cash paid for taxes	$1,140	$2,812

IV.  Key Statistics

For the Three Months Ended March 31, 2013 and 2014

 (unaudited)

	2013	2014	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	110	110
Rehabilitation hospitals (a)	12	15
Total specialty hospitals	122	125

Net operating revenues (,000)	$557,751	$564,625	1.2%

Number of patient days (b)	339,382	341,551	0.6%

Number of admissions (b)	13,856	13,941	0.6%

Net revenue per patient day (b)(c)	$1,543	$1,539	(0.3)%

Adjusted EBITDA (,000)	$93,347	$92,150	(1.3)%

Adjusted EBITDA margin	16.7%	16.3%

Outpatient Rehabilitation

Number of clinics — end of period	985	1,017

Net operating revenues (,000)	$192,101	$197,850	3.0%

Number of visits (d)	1,162,623	1,174,790	1.0%

Revenue per visit (d)(e)	$105	$104	(1.0)%

Adjusted EBITDA (,000)	$22,833	$20,989	(8.1)%

Adjusted EBITDA margin	11.9%	10.6%

(a)         Includes managed hospitals.

(b)         Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(d)         Excludes managed clinics.

(e)          Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits.  For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract services revenue.

V.  Net Income to Adjusted EBITDA Reconciliation

For the Three Months Ended March 31, 2013 and 2014

(In thousands, unaudited)

The following table reconciles net income to Adjusted EBITDA for Select Medical.  Adjusted EBITDA is used by Select Medical to report its segment performance.  Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, equity in earnings (losses) of unconsolidated subsidiaries and other income (expense).  The Company believes that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry.  Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of its operating units.

Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles.  Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance.  Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity.  Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Three Months Ended March 31,
	2013	2014
Net income	$36,802	$34,367
Income tax expense	21,861	22,092
Loss on early retirement of debt	1,467	2,277
Interest expense	23,458	20,616
Equity in earnings of unconsolidated subsidiaries	(1,058)	(908)
Stock compensation expense:
Included in general and administrative	1,196	1,710
Included in cost of services	553	445
Depreciation and amortization	15,802	16,229
Adjusted EBITDA	$100,081	$96,828

Specialty hospitals	$93,347	$92,150
Outpatient rehabilitation	22,833	20,989
Other (a)	(16,099)	(16,311)
Adjusted EBITDA	$100,081	$96,828

(a)         Other primarily includes general and administrative costs.

VI.  Reconciliation of Income Per Common Share to Adjusted Income Per Common Share

For the Three Months Ended March 31, 2013 and 2014

(In thousands, except per share amounts, unaudited)

	2013	Per Share (a)	2014	Per Share (a)
Net income attributable to Select Medical Holdings Corporation	$34,418	$0.25	$33,044	$0.24
Earnings allocated to unvested restricted stockholders	(708)	(0.00)	(770)	(0.00)
Net income available to common stockholders	33,710	0.25	32,274	0.24

Adjustment for early retirement of debt:
Loss on early retirement of debt	1,467	0.01	2,277	0.02
Estimated income tax benefit (b)	(579)	(0.01)	(902)	(0.01)
Earnings allocated to unvested restricted stockholders	(18)	(0.00)	(32)	(0.00)

Adjusted net income available to common stockholders	$34,580	$0.25	$33,617	$0.25
Adjustment for dilution		(0.00)		(0.00)
Adjusted income per common share - diluted shares		$0.25		$0.25

Weighted average common shares outstanding:
Basic		137,389		135,540
Diluted		137,598		135,953

(a) Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted income per common share - diluted shares, which is based on diluted shares outstanding.

(b) Represents the estimated tax benefit on the adjustments to net income.